Exhibit 10.17

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 22nd day of January, 2007 by and among DANIEL MILBURN, a resident of the state of Utah (“Daniel”), CONSONUS ACQUISITION CORP., a Delaware corporation (“Consonus”), and CONSONUS TECHNOLOGIES, INC., a Delaware corporation (“Parent”).

W I T N E S S E T H :

WHEREAS, Daniel and Consonus entered into an Employment Agreement dated May 31, 2005 (the “Agreement”); and

WHEREAS, Parent, Consonus, Strategic Technologies, Inc., a North Carolina corporation (“STI”), CAC Merger Sub, Inc. a Delaware corporation and wholly-owned subsidiary of Parent (“CAC Merger Sub”), and STI Merger Sub, Inc., a North Carolina corporation and wholly-owned subsidiary of Parent (“STI Merger Sub”) entered into a Merger Agreement, dated as of October 18, 2006 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, CAC Merger Sub will merge with and into Consonus and the separate corporate existence of CAC Merger Sub will thereupon cease and Consonus will continue as the surviving corporation and as a wholly owned subsidiary of Parent and STI Merger Sub will merge with and into STI and the separate corporate existence of STI Merger Sub will thereupon cease and STI will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Mergers”);

WHEREAS, Parent desires to assume the Agreement, and Parent, Consonus and Daniel desire to amend the Agreement as provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Consonus and Daniel hereby agree as follows:

1.         Section 1 (Employment) shall be amended by deleting such Section in its entirety and replacing such Section with the following:

“1)      Employment.  Parent hereby agrees to employ Daniel and Daniel does hereby agreed to be employed as Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services of Parent, all upon the terms and subject to the conditions specified herein.  In his capacity as Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services, Daniel shall report to the President and Chief Executive Officer (“CEO”) of Parent.  Daniel acknowledges and agrees that President and CEO and the Board of Directors of Parent shall have the unilateral right to modify Daniel’s responsibilities and duties from time to time provided that the modified responsibilities and duties are consistent with his role as Senior Vice President and Chief

Operating Officer of Hosting and Infrastructure Services.    Designation of title and responsibilities in this Agreement shall not preclude the future appointment of Daniel to an office having greater responsibilities with appropriate title (i.e. Executive Vice President, COO or CEO) at the discretion of the Chief Executive Officer or the Board of Directors.  In addition, Daniel shall carry out such other responsibilities and duties as may be assigned to him from time to time by the Chief Executive Officer of the Parent which are consistent with Daniel’s position as Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services.  Daniel shall be subject to the direction of the Chief Executive Officer in the performance of his duties hereunder.  Unless Daniel otherwise consents, the principle place of Daniel’s employment shall be within a 50 mile radius of Salt Lake City, UT.

Daniel hereby agrees and represents that his employment, and the performance of his duties hereunder, do not violate any agreement or legal obligation existing between Daniel and any other person or entity.”

2.         Section 4(a) (Compensation - Base Salary) shall be amended by deleting such Section in its entirety and replacing such Section with the following:

“a)      Base Salary.  From the Effective Date (as such term is defined in the Merger Agreement) of the Mergers to the date that the indebtedness of STI owing to General Electric pursuant to a loan agreement with General Electric (the “GE Debt”) is paid off, or an Initial Public Offering (IPO) occurs, whichever is earlier, Daniel will be paid by Consonus a Base Salary at a rate of One Hundred Forty Thousand ($140,000) Dollars per year; on and after the date that the GE Debt is paid off, or the IPO occurs, whichever is earlier, until the termination of this Agreement, Daniel will be paid a Base Salary of One Hundred Seventy-Five Thousand ($175,000) Dollars per year.  Such Base Salary will be paid by Consonus until the repayment of the GE Debt  or the IPO, whichever is earlier, and thereafter by Parent and/or Consonus and shall be payable in bi-weekly installments, or at such other intervals which Consonus or Parent, as applicable, may adopt for payment of its employees and, at the discretion of Consonus or Parent, as applicable, may be reviewed for increase, from time to time taking into consideration the market, the fiscal well-being of Consonus or the Parent, as applicable, and other equitable factors.  Consonus or Parent, as applicable, shall withhold from the Base Salary all sums required by federal, state and local laws, including, but not limited to, taxes, social security, and all other appropriate sums together with any sums that Consonus or Parent, as applicable, and Daniel may agree upon.”

 3.        The third and fourth paragraphs of Section 4(b) (Participation in Benefit Plans) shall be amended by deleting such paragraphs in its entirety and replacing such paragraphs with the following:

            “From the Effective Date of the Mergers until the GE Debt is paid off, Profit Sharing and bonuses, if any, will be subject to Consonus achieving certain operating target levels to be mutually agreed upon in writing.  During the first twelve months of this Agreement, Daniel may be eligible to receive an incentive bonus not to exceed 30% of his Base Salary (the “Incentive Bonus”) provided certain operating target levels are achieved as mutually agreed by Daniel, the CEO and the Board of Directors.  Upon reaching such agreement, such operating target levels shall be reduced to writing, sighed by the parties and attached to this Agreement as Exhibit C.

Daniel shall also be entitled to receive an additional incentive (“Additional Incentive”) compensation payment for exceeding his the operating target levels as set forth on Exhibit C.  Daniel’s entitlement to the Incentive Bonus and Additional Incentive will be determined by Consonus pursuant to this Agreement and paid to Daniel during the first quarter of each new calendar year beginning January 1st, 2006 on a pro rata basis from the end of the prior year.  Further, Daniel’s eligibility to receive the unvested portion of a previously awarded 3.5% common equity interest in Consonus shall terminate and be superseded and replaced by a new equity interest set forth in the Deferred Stock Agreement attached hereto as Exhibit A.”

Following the repayment of the GE Debt, the CEO of Parent, the Chairman of the Board of Parent and Parent’s Compensation Committee shall determine quarterly and annual goals for Daniel’s Incentive Compensation and Additional Incentive based upon the business plan of Parent and/or Consonus.  The Incentive Compensation and Additional Incentive following the repayment of the GE Debt will be based upon quarterly and annual goals that will include, without limitation, a quantitative measure of Economic Value Added (“EVA”) and qualitative measures.  EVA will be comprised of such concepts as EBITDA, net operating profit after tax, revenues, utilization, growth and profitability in the hosting business, growth of recurring revenue business of the hosting business, performance of the Parent’s stock price in the event that the Parent goes public, and EBITDA margins improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital.  Consonus or Parent, as applicable, shall withhold from the Incentive Compensation and Additional Incentive all sums required by federal, state and local laws, including, but not limited to, taxes, social security, and all other appropriate sums together with any sums that Daniel may agree upon.

During the term of this Agreement, subject to the terms of the deferred stock award set forth in the award agreement attached as Exhibit B, Daniel shall be eligible to receive 0.75% of the fully diluted equity interest in Parent (the “Equity Award”) determined as of the Effective Date after giving effect to the transactions contemplated by the Merger Agreement, including the issuance of securities thereunder.”

4.         Except as set forth in this Amendment above, all references to “Consonus” in the Agreement shall be deleted and replaced with “Parent and/or Consonus, as applicable”.

5.         Schedule A shall be amended by deleting such Schedule in its entirety.

6.         Except as modified herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

7.         This Amendment is an integral part of the Agreement.  Unless otherwise defined herein, any capitalized term used in this Amendment shall have the meaning given to such term in the Agreement.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement effective the day and year first above written.

By	/s/ Daniel Milburn
Daniel Milburn

CONSONUS ACQUISITION CORP.

	By	/s/Nana Baffour
	Name	Nana Baffour
	Title	Chairman

CONSONUS TECHNOLOGIES, INC.

	By	/s/Nana Baffour
	Name	Nana Baffou
	Title	Chairman

Exhibit A

Deferred Stock Agreement

Exhibit B

Equity Award

Knox Lawrence International, LLC 245 Park Avenue | 39th Floor New York, New York 10167 Tel 212 672-1784 Fax 212 792-4001

EMPLOYMENT AGREEMENT

AGREEMENT, made this 31st day of May 2005, by and between, Consonus Acquisition Corp. (“Consonus”) a Delaware corporation, having offices at 245 Park Avenue, 39th Floor, New York, New York 10167 and Daniel Milburn, an individual residing at 2214 South 1800 East, Salt Lake City, UT, 84106 (“Daniel”).

W I T N E S S E T H:

WHEREAS, Consonus, Inc. was engaged in the business of owning and operation of computer data centers;

WHEREAS, Consonus is now engaged in the business of owning and operating computer data centers;

WHEREAS, Daniel had been formally employed by Consonus, Inc. for approximately [ 4 ] years and Daniel now desires to be employed by Consonus;

WHEREAS, Consonus considers Daniel’s experience, knowledge and qualifications to be unique and valuable to Consonus; and

WHEREAS, Consonus is willing to employ Daniel subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1) Employment. Consonus does hereby agree to continue to employ Daniel and Daniel does hereby agree to continue employment as Chief Operating Officer of Consonus, all upon the terms and subject to the conditions specified herein. In his capacity as Chief Operating Officer Daniel shall carry out the responsibilities and duties specified on Schedule A attached hereto and incorporated by reference herein. Daniel acknowledges and agrees that Consonus shall have the unilateral right to modify Daniel’s responsibilities and duties specified on Schedule A from time to time provided that the modified responsibilities and duties are consistent with his role as Chief Operating Officer. In addition, Daniel shall carry out such other responsibilities and duties as may be assigned to him from time to time by the shareholders of Consonus which are consistent with Daniel’s position as Chief Operating Officer. Daniel shall be subject to the direction of the shareholders of Consonus in the performance of his duties hereunder. Unless Daniel otherwise consents, the principle place of Daniel’s employment shall be within a 50 mile radius of Salt Lake City, UT.

Daniel hereby agrees and represents that his employment, and the performance of his duties hereunder, do not violate any agreement or legal obligation existing between Daniel and any other person or entity.

2) Term.

a) Subject to the provisions for earlier termination contained herein, the term of this Agreement shall be for a period of two (2) years, commencing on the date hereof and ending on 5/31/07. This Agreement shall automatically renew for successive periods of one (1) year each, commencing immediately after the expiration of the initial term or any successive one (1) year term, unless either party gives written notice to the other of it or his intention not to renew at least ninety (90) days prior to the expiration of the initial term or any then applicable renewal term hereof. At the end of the term within which such notice of non-renewal is provided, Daniel’s employment with Consonus shall automatically terminate, and shall be deemed to have terminated. However, in such event, Daniel may continue to be employed by Consonus, at Consonus’ sole option, on an at will basis. Nothing contained herein shall affect Daniel’s right to receive severance consistent with Consonus’ current plan for termination for any reason, other than the reasons set forth in paragraph 5.

b) If Daniel gives a notice of non-renewal pursuant to paragraph 2(a), Consonus shall have the right to relieve Daniel, in whole or part, of his duties under this Agreement without reduction in compensation through the expiration of this Agreement.

3) Time. Daniel shall devote his full business time, attention and best efforts to the performance of his duties hereunder and shall perform such duties ably, faithfully and diligently, During the term hereof and any renewal term thereafter, Daniel shall not be engaged in any other business activity or venture, whether or not such business activity or venture is pursued for gain, profit or other pecuniary advantage, which is competitive with the business of Consonus, or which will affect, impede, prohibit, or restrict in any manner or degree his ability to perform his obligations under the terms of this Agreement. The devotion of reasonable periods of time by Daniel for personal purposes, outside business activities, or charitable activities, shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of Consonus.

4) Compensation.

a) Base Salary. Consonus shall pay to Daniel a base salary (the “Base Salary”) at a rate of One hundred forty thousand ($140,000) Dollars per year, payable in bi-weekly installments, or at such other intervals which Consonus may adopt for payment of its employees and, at the discretion of Consonus, may be reviewed for increase, from time to time, taking into consideration the market, the fiscal well-being of the Company and other equitable factors. Consonus shall withhold from the Base Salary all sums required by federal, state and local laws, including, but not limited to, taxes, social security, and all other appropriate sums together with any sums that Consonus and Daniel may agree upon.

b) Participation in Benefit Plans. Daniel shall be entitled to participate in, or receive benefits under any health and accident plan, 401k savings plan or other retirement plan or any other benefit plan or arrangement that Consonus may offer to its employees, from time to time. Daniel’s participation shall be subject to the terms and conditions of such plans and arrangements, as same may be amended from time to time.

Daniel shall also be entitled to participate in any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health and accident plan, or any other employee benefit plan or arrangement (if any) made available in the future by Consonus to its key employees, as determined by Consonus.

Profit sharing and bonuses, if any, will be subject to Consonus achieving certain operating target levels to be mutually agreed upon in writing. During the first twelve months of this Agreement, Daniel may be eligible to receive an incentive compensation not to exceed 20% of his base salary (the “Incentive Bonus”) and provided certain mutually agreed operating target levels are achieved. Daniel shall also be entitled to receive a one-time compensation payment in an amount equal to a certain percentage (determined by Consonus, but not less than 15%) multiplied by an amount equal to the excess of the EBITDA over the operating target levels (the “Profit Sharing Payment”). Daniel’s entitlement to the Incentive Bonus and the Profit Sharing Payment will be determined by Consonus pursuant to this Agreement and paid to Daniel during the first quarter of each new calendar year beginning January 1st, 2006 on a pro rata basis from the end of the prior year. During the term of this agreement, and provided that Daniel has not defaulted in the performance of any of his obligations under the terms of this Agreement, Daniel shall also be eligible to receive a 3.5% common equity interest in Consonus. Daniel shall be eligible to receive such equity interest in the following manner:

(i)                        0.75% up on the first year anniversary of this Agreement,

(ii)                     1.0% upon the second year anniversary of this Agreement, and

(iii)                  1.75% upon the third year anniversary of this Agreement.

Common equity in Consonus shall fully vest in Daniel at the rate and as set forth on the above schedule and the entire 3.5% of common equity shall vest upon an event of dissolution or Change of Control.

Daniel may be eligible, based on a separate written agreement to be entered into upon the third year anniversary of this Agreement, to additional common equity interest as may be mutually agreed in writing at that time.

c) Vacation Days and Sick Days. Daniel shall be entitled, annually, to 20 paid vacation days, unless Consonus’ then effective policy would provide a greater number to which Daniel would be entitled, 4 floating holidays, other nationally recognized holidays and sick days in an amount that is consistent with Consonus’s then applicable policy for its key employees, as same may be amended from time to time. If this Agreement should terminate, for any reason, prior to the end of a twelve month period, vacation days shall be prorated based on the number of days during the year that this Agreement was in effect.

d) Out of Pocket Expenses. Consonus will reimburse Daniel for reasonable necessary and customary expenses incurred by him in the performance of his duties hereunder, provided Daniel promptly accounts therefor in accordance with Consonus’s then applicable policies, as same may be amended from time to time. Such reimbursement shall be paid by Consonus to Daniel within ten (10) days after the end of the calendar month during which Daniel incurs such expenses and Consonus receives written substantiation thereof as required by Consonus’s then applicable policy.

5) Termination

a) Notwithstanding anything to the contrary contained herein, upon the occurrence of a Termination Event, at Consonus’s election, this Agreement and Daniel’s employment with Consonus shall immediately terminate and be deemed to have terminated. Consonus shall make its election to terminate this Agreement and Daniel’s employment by giving written notice of its intention to do so to Daniel. For purposes of this Agreement, “Termination Event” means the occurrence of any of the following events:

i)                            the death of Daniel; or

ii)                         the Incapacity of Daniel. For purposes of this Agreement, the term “Incapacity” means the prevention of Daniel from substantially performing his duties by reason of illness, physical or mental disability or other incapacity, for a continuous period of sixty (60) consecutive days. A continuous period of Incapacity shall not be deemed interrupted until Daniel returns to substantially full time employment for a period of at least ten (10) consecutive business days; or

iii)                      the dissolution, termination of business, or Change of Control of Consonus.

b) Notwithstanding anything to the contrary contained herein, this Agreement and Daniel’s employment by Consonus may, at Consonus’s election, be terminated for Cause. Such termination shall be effective upon Consonus giving Daniel written notice of its intention to terminate. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

i) Daniel’s failure to perform his duties in a competent or professional manner, or his neglect of the business of Consonus, or, other than due to a good faith and reasonable difference of opinion, his refusal to attend to, the business of Consonus, all as determined by Consonus in its sole discretion and Daniel does not remedy such breach within twenty (20) days after written notice by Consonus to Daniel delineating such failure;

ii) theft, embezzlement or fraud by Daniel or Daniel’s involvement in any other scheme or conspiracy pursuant to which Consonus loses assets to Daniel or others calculated by Daniel to receive such assets;

iii) incapacity on the job by reason of the use or abuse of alcohol or drugs;

iv) commission of a felony or a crime involving moral turpitude;

v) gross insubordination;

vi) unexplained and continuous absences from work;

vii) breach by Daniel of any of the material provisions of this Agreement on his part to be kept, maintained or performed and Daniel does not remedy such breach within twenty (20) days after written notice of such breach by Consonus to Daniel;

viii) willful acts of malfeasance or misfeasance prejudicial to Consonus; or

c) After the termination of this Agreement and Daniel’s employment by Consonus in accordance with paragraph 5(a) on account of the occurrence of a Termination Event other than that contained in 5 (a) (iii), Daniel shall not be entitled to receive any further compensation, rights or benefits hereunder, and same shall immediately terminate, except Daniel’s Base Salary, vested common equity, and prorated bonus earned and accrued through the date of termination.

In the case of termination under the events set forth in 5 (a) (iii), Consonus shall pay Daniel his then current monthly base salary through the end of the termination date set forth in this Agreement, in addition to any vested common equity which, in the event of dissolution, shall be paid in cash equal to the value of the common equity immediately prior to dissolution, termination of business, or Change of Control as hereafter defined. At the option of Daniel, payments resulting from termination under this subparagraph may be paid in a lump sum within 14 days of the date of termination or may be paid on a deferred basis as compensation on Consonus’ normal pay cycles for other employees, or any combination thereof. Payment by Consonus of all amounts due to Daniel under this Agreement shall be in full satisfaction of all Consonus’ obligations to Daniel under this Agreement, and Consonus may condition payment of such amounts upon Daniel’s written release of Consonus from any further obligations under this Agreement.

After receiving the payments provided in this subparagraph (c), neither Daniel or his estate, as the case may be, shall have any further rights under this Agreement.

(d) Daniel hereby acknowledges that after the termination of Daniel’s employment for Cause pursuant to paragraph 5(b), Daniel shall not be entitled to receive any severance or other compensation, rights or benefits of any kind or nature whatsoever from Consonus as same shall immediately terminate, except Daniel shall receive only Base Salary earned and accrued though the date of termination.

(e) Change of Control. In the event of a Change of Control of Consonus, any common equity interest (as described in paragraph 4(b) granted to which Daniel may be entitled to under this Agreement, shall become fully vested and be payable, pursuant to the terms of paragraph 5 (c), to Daniel as of the effective date of the Change of Control. “Change of Control” shall be deemed to have occurred if at any time

i.)                         Any person, group, or entity is or becomes an owner, directly or indirectly, of securities (common or preferred stock) or assets representing 50% or more of the combined securities (common or preferred stock) or assets of Consonus, or

ii.)                      Consonus approves a merger, consolidation, acquisition, or sale of 50% or more of the combined securities (common or preferred stock) or all or substantially all of the assets of Consonus, or

iii.)                   Consonus “goes public” as a part of an initial public offering (IPO).

6) Nondisclosure of Information.

a) Daniel recognizes and acknowledges that the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of Consonus and other related information, as they may exist from time to time, are valuable, special and unique assets of Consonus, access to and knowledge of which are essential to the performance of the duties of Daniel hereunder. Daniel acknowledges that such information is not generally known in the trade and that such information provides Consonus with a competitive edge in its market area. In that regard, Daniel acknowledges and agrees that Consonus has taken and is taking reasonable steps to protect the confidentiality of, and legitimate interest in, said information. Daniel therefore agrees that he will not, during the term hereof, or after termination hereof, disclose any of such records, contracts, business contacts, lists, secrets, information, processes or methods to any Person (as defined herein) for any reason or purpose whatsoever except in connection with the performance of his duties hereunder, nor shall he make use of any such property for his own purposes or for the benefit of any Person except Consonus.

b) For purposes of this Agreement, the term Person as used herein means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

7) Restrictive Covenants.

(a) Covenants. Daniel covenants and agrees that for the Restriction Period (defined below), Daniel shall not, directly or indirectly:

(i) Engage, within the United States, without the prior written consent of Consonus, in any business that competes directly with a business that is conducted by Consonus or being contemplated by Consonus in its planning processes on the date that Daniel’s employment with Consonus terminates for any reason, or that Consonus is considering conducting as of such termination date.

(ii) For the benefit of Daniel or any other person or enterprise, (a) solicit, in direct competition with Consonus, any business whatsoever from any customer or supplier of Consonus; (b) induce or cause any customer to cease purchasing any service or product from Consonus or to terminate or change such customer’s business relationship with Consonus in any manner; or (c) induce or cause any supplier to cease providing or selling any service or product to Consonus or to terminate or change such supplier’s business relationship with Consonus in any manner.

(iii) For the benefit of Daniel or any other person or enterprise, (a) induce or solicit any person who is then employed by Consonus, or has been employed by Consonus at any time during the one-year period preceding such inducement or solicitation, to leave his employment or other position with Consonus or to accept any other employment or position; or (b) otherwise assist any person or enterprise in hiring or otherwise engaging such person.

(b) Indirect Activities. Daniel shall be deemed to be indirectly engaged in a business covered by 7(a) if Daniel (a) owns sufficient interest in or participates in the management, operation or control of any enterprise that is engaged in a business covered by 7(a), performs consulting or advisory services for any enterprise that is engaged in a business covered by 7(a). For purposes of this Agreement, the term “enterprise” includes a sole proprietorship, partnership, Limited Liability Company, corporation, trust, association, or other form of entity or association.

(c) Reasonableness of Restrictions. Daniel acknowledges that the covenants set forth in this Section 7 do not impose unreasonable restrictions or work a hardship on Daniel, are essential to the willingness of Consonus to employ Daniel, are necessary and fundamental to the protection of the business conducted by Consonus, and are reasonable as to scope, duration, and territory.

(d) Restriction Period. The covenants set forth in this Section 7 shall be binding on Daniel for the period (the “Restriction Period”) commencing on the date of this Agreement and ending one year after termination.

8) Return of Documents. Upon termination of his employment with Consonus for any reason, Daniel shall forthwith deliver to Consonus and return, and shall not retain, any originals or copies of any books, papers or price lists of Consonus, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of Consonus maintained by or in the possession of Daniel (all of the same are hereby acknowledged and agreed to be the property of Consonus).

9) Waiver of Breach. Any waiver of any of the provisions of this Agreement, or of any breach, inaccuracy in or non-fulfillment of any of the provisions hereof, or of any representations, warranties or obligations under or contemplated hereby, shall not be effective unless made in a writing and signed by the party against whom enforcement of any such waiver is sought. A waiver given in any case shall only apply with respect to that particular act or omission, and shall not be effective as to any further acts or omissions, regardless of whether they be of the same or similar nature.

10) Miscellaneous.

a) Notices. All notices and other communications permitted, required or provided for under the terms of this Agreement shall be made in writing or electronically by electronic mail, and shall be deemed adequately delivered if delivered by hand or by the mailing of the notice by first class United States mail, to the parties at their respective addresses set forth above or such other address as either party may from time to time notify the other party in the manner provided herein. Notices delivered by hand shall be deemed given and received when actually delivered. Mailed notices shall be deemed given when deposited in a mailbox or U.S. Post Office and received two days after mailing. Notices by electronic mail shall be deemed received when sender receives electronic notification of receipt.

b) Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter addressed herein, and all prior discussions, understandings, negotiations and agreements, whether oral or in writing, are superseded and merged herein. This Agreement may not be changed, modified or rescinded orally but only by an agreement in writing signed by the party against whom enforcement of any change, modification or rescission is sought.

c) Benefit and Assignability. This Agreement shall inure to the benefit of and shall be binding upon Consonus and Daniel, and their respective heirs, legal or personal representatives, successors and permitted assigns. The duties, obligations, rights and benefits of Daniel under this Agreement are personal to him and no such duty, obligation, right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

d) Governing Law. All questions pertaining to the validity, constructing, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to the conflicts or choice of law provisions thereof. Any action, suit or other proceeding initiated by Consonus or Daniel against the other under or in connection with this Agreement may be brought in any federal or state court in the County of Salt Lake State of Utah, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter hereof. The parties hereby waive trial by jury in any action or proceeding arising under this Agreement.

e) Remedies. No remedy herein conferred upon or reserved to a party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement, any other agreement, and now or hereafter existing at law or in equity.

f) Enforceability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

g) Attorney’s Fees. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney’s fees as fixed by the appellate court.

h) Acknowledgment. Daniel acknowledges that he has read this entire agreement, that he is familiar with all of the terms and conditions of this Agreement, that he has capacity to understand the terms hereof, and by executing this Agreement agrees to be bound by the terms hereof.

i) Survival. The provisions of paragraphs 6, 7, 8, 10(d) and this paragraph 10(h) shall survive and continue in full force and effect notwithstanding the termination of this Agreement and the termination of Daniel’s employment with Consonus hereunder.

j) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement all on the day and year first above written.

CONSONUS ACQUISITION CORP.
By:	/s/ Nana Baffour
Nana Baffour, Chairman

/s/ Daniel Milburn

Daniel Milburn 5-27-05

Schedule A

Description of Duties and Responsibilities

Daniel shall oversee the operations of Consonus, and shall perform the following duties:

(i)                       Oversee the day to day operations of Consonus with direct responsibility for profit and loss,

(ii)                    Identify and pursue new revenue opportunities,

(iii)                 Negotiate and close contracts with new clients, vendors and sub-contractors,

(iv)                Hire, terminate, supervise, develop and motivate Consonus employees to achieve the established operating targets for Consonus, and

(v)                   Perform any such other responsibilities and duties as may be assigned by the shareholders of Consonus from time to time